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                Wireless One, Inc.                             Exhibit 11
   Earnings Per Share Computation Information



                            Three Months Ended September 30   Nine Months Ended September 30

                                 1997            1996              1997           1996
                              ----------      ----------        ----------     ----------
Net loss                     (22,443,309)    (10,184,223)      (62,038,247)   (22,961,113)

   Weighted average common
        shares outstanding    16,946,697      15,856,421        16,946,697     14,293,278

Net loss per common share          (1.32)          (0.64)            (3.66)         (1.61)
                              ==========      ==========        ==========     ==========


The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15.
An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above because it produces an antidilutive result.  The following information is disclosed for purposes of calculating the antidilutive EPS:


Weighted average common
   shares outstanding         16,946,697      15,856,421        16,946,697     14,293,278

Shares issuable upon exercise
   of options and warrants             -         561,026                 -        591,982
                              ----------      ----------        ----------     ----------
Weighted average shares
   outstanding                16,946,697      16,417,447        16,946,697     14,885,260


Net loss per common share          (1.32)          (0.62)            (3.66)         (1.54)
                              ==========      ==========        ==========     ==========

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